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                               RESTATED AMENDMENT

                  Amendment dated as of February 26, 1998 between Handy & Harman, a New York corporation (the "Company"), and Richard N. Daniel ("Execu tive").

                  WHEREAS, the Company and Executive are parties to an Agreement dated as of May 1, 1989, including the changes thereto approved by resolutions of the Company's Board of Directors on May 11, 1993 (the "1993 Resolution") and September 28, 1995 (the "1995 Resolution"), to which changes the Company and Executive hereby reconfirm their mutual agreement (the "Agreement"), the term of employment under which will, unless further extended in May of 1998, terminate on April 30, 2000; and

                  WHEREAS, the Company and Executive desire to amend the Agreement as hereinafter provided;

                  NOW THEREFORE, the Company and Executive agree as follows:

         1. The final sentence of Section 1.2 of the Agreement is amended to read as follows:

"Such term of employment is referred to hereinafter as the "Employment Term"; provided, however, that in the event Executive's employment terminates as described in Section 4.1 at a time when the provisions of the preceding sentence have not resulted in the termination of this Agreement at the end of any 3-year term, the "Employment Term" shall continue through the third anniversary of the Termination Date."

         2. The extension of the Employment Term under the Agreement approved by resolution of the Company's board of directors on September 30,1990 shall have the same effect as if approved by resolution of the Company's board of directors in May of 1990.

         3. The reference in Section 4.1 (a)(i) of the Agreement to "Employment Period," which is a typographical error, is changed to be a reference to "Employment Term."

         4. The provisions of Section 4.1 (c) (insofar as it relates to health insurance benefits) and (e) of the Agreement have been superseded by the provisions of Section

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7A of the Agreement, which Section 7A was added to the Agreement by the 1995
Resolution.

         5. The following is added as Section 17 of the Agreement:

                  17.      ARBITRATION: CERTAIN COSTS.

                           17.1 Any dispute or controversy between Company and

         the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall take place in the New York City metropolitan area. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdic tion could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Company shall reimburse the Executive, upon demand, for all costs and expenses (including without limitation attorneys' fees) reasonably incurred by the Executive in good faith in connection with this arbitration provision, including without limitation in connection with any such applica tion undertaken by the Executive in good faith, as well as for all such costs and expenses reasonably incurred by the Executive in connection with entering and/or enforcing the award rendered by the arbitrator. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Company.

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                  IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed and Executive has hereunto set his hand, as of the date first set forth above.
                             HANDY & HARMAN

                             By: /s/ Paul E. Dixon
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                             As Its: Sr. Vice President and General Counsel


                             By: /s/ Richard N. Daniel
                                -----------------------------
                                     Executive